Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	June 22, 2011

Robert C. Flexon to resign as CFO of UGI Corporation to become president and CEO of Dynegy Inc.; Hugh J. Gallagher elected treasurer

VALLEY FORGE, Pa., June 22 — UGI Corporation (NYSE: UGI) today announced that Robert C. Flexon, chief financial officer, will resign effective July 10 to become president and chief executive officer of Dynegy Inc. Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We are disappointed to be losing Bob, but we understand his decision to accept an exciting new leadership position. We wish him well.” The company intends to begin a search for Mr. Flexon’s successor immediately.

Separately, the Board of Directors elected Hugh J. Gallagher, 48, treasurer. Previously, Mr. Gallagher served as Director of Treasury Services and Investor Relations. He joined the Company in 1990 and has served both UGI and AmeriGas in various finance, accounting and operations roles, including Director – Business Development and Director – Financial Planning and Analysis. Gallagher holds a Bachelor of Science degree in Accounting from Drexel University and is a Certified Public Accountant.

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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